Apollo Medical Holdings, Inc. Announces Appointment Of Mitchell R. Creem To Its Board of Directors

GLENDALE, Calif., Oct. 22, 2012 /PRNewswire via COMTEX/ -- Apollo Medical Holdings, Inc. ("ApolloMed") (OTCQB-AMEH), a leading provider of hospitalist, critical care, ACO and multi-disciplinary care management services in Central and Southern California, today announced the appointment of Mitchell R. Creem to its Board of Directors as well as Chairman of the Audit Committee.

Mr. Creem is a seasoned healthcare executive whose career spans over 25 years. He is widely known for his experience in revitalizing academic medical centers and he has influenced all aspects of the healthcare industry, including hospital, research and faculty group practice management.

Mr. Creem is currently the President of The Bridgewater Healthcare Group, which provides hospitals and health networks with consulting services through an integrated business approach to sustainability, covering all aspects of financial and operational management.

Prior to this, from June 2008 to January 2012, he was the CEO of USC University Hospital and USC Norris Cancer Hospital. He led the ownership transition from Tenet Healthcare Corporation to the university, including the creation of a new culture of collaboration and patient service. In three years, patient revenues grew by 50%, from $400 million to $600 million, patient volumes expanded by 10% a year, employee retention improved from 76% to 96% and patient satisfaction improved by 10 percentile points.

From September 2004 to May 2008, Mr. Creem served as the CFO and Associate Vice Chancellor of UCLA Medical Center. He was responsible for the successful financial performance of a $2 billion operating budget, including the Geffen School of Medicine at UCLA, the UCLA Faculty Practice Group, the UCLA Hospital System comprising nearly 1000 beds, including UCLA Medical Center, Santa Monica UCLA Medical Center, Mattel Children's Hospital and Resnick Neuropsychiatric Hospital. At UCLA, he improved the cash position to $80 million and improved profitability by $60 million.

Prior to this, from 2000 to 2004, Mr. Creem served as CFO of Beth Israel Deaconess Medical Center, a 600-bed Harvard teaching hospital. He was responsible for a $1 billion operating budget with total assets of $1 billion. He decreased accounts receivables 35 days, reduced long-term debt $150 million, reduced FTEs per adjusted occupied bed from 6.1 to 4.8 and reduced costs per adjusted patient day 20%. He played a key role in bringing the medical center from a $70 million loss in FY2001 to a $30 million profit in FY2004.

From 1996 to 2000, he served as CFO of Tufts Medical Center, a 415-bed hospital in Boston affiliated with Tufts University. Through focused, diligent execution, the turnaround plan at Tufts resulted in a bottom-line improvement of $30 million.

Mr. Creem served as an Administrator at Massachusetts General Hospital, a 907-bed Harvard teaching hospital from 1989 to 1995, where he helped launch two for-profit subsidiaries in international telemedicine services and hardware/software sales. Prior to this, he was a senior manager at PricewaterhouseCoopers from 1983 to 1989 and worked in its Healthcare Practice Group.

Mr. Creem received a Bachelor of Science in Accounting and Business Administration from Boston University and a Masters in Hospital Administration from Duke University. He is an Adjunct Instructor at the USC Price School of Public Policy.

"We are honored to have Mitch join our Board," stated Warren Hosseinion, M.D., Chief Executive Officer of Apollo Medical Holdings, Inc. "We look forward to his wisdom and experience, not only as an expert in financial and accounting systems and reporting, but also in the specialized needs of healthcare industry companies."

"I am delighted to be a part of the ApolloMed family at this pivotal point in a rapidly changing healthcare environment," stated Mitchell R. Creem. "I look forward to working with Warren and his team as he unveils his bold new vision to be a leader in the delivery of healthcare services."

About Apollo Medical Holdings, Inc.

ApolloMed is a leading provider of integrated medical management services that improves the efficiency in inpatient care plus multi-disciplinary care management services targeting inefficiencies in healthcare payer and provider networks. Our integrated model combines hospitalist medicine, critical care medicine, 24-hour physician call centers, case management and transition management that offers to help healthcare organizations engage in performance payments for utilization efficiency, quality of care objectives and shared accountability arrangements. ApolloMed ACO was one of only eight ACOs in California selected to participate in the Medicare Shared Savings Program in 2012 by CMS. ApolloMed is based in Glendale, California.

For more information please contact:

Media Contact:

Nidia Flores818-396-8050nflores@apollomed.net

SOURCE Apollo Medical Holdings, Inc.

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